Exhibit 19.1

Benchmark Electronics, Inc.

Securities Trading Policy

1
Scope and Purpose

This policy governs compliance with United States securities laws by all Company personnel as well as BEI itself.

2
References

None

3
Definitions

BEI: Benchmark Electronics, Inc., a Texas corporation.

Blackout Period: A period of time before the release of Company financial results or other announcements or anticipated material events during which Covered Individuals cannot trade Company Securities.

Cashless Exercise of Stock Options: The exercise of a stock option where the Covered Individual sells some of the shares underlying the option to pay the taxes required to be withheld and/or the exercise price of the option so exercised.

Clearance Officer: The General Counsel or such other person as may be indicated from time to time by the General Counsel.

Company: BEI, together with its domestic and foreign subsidiaries, partnerships, joint ventures or other business associations controlled directly or indirectly by BEI.

Company Securities: Any securities of the Company, including Equity Securities.

Covered Individuals: Directors and any directors, officers and employees of any entity included in the definition of the Company.

Directors: Members of the Board of Directors of BEI.

Equity Securities: Shares of common stock or other equity securities of the Company.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Inside Information: Information that is Material and Non-public.

Material: Information that a reasonable investor would likely consider important in deciding to buy, hold or sell Company Securities.

Non-public: Information that has not already been disclosed generally to the public.

NYSE: The New York Stock Exchange.

Policy: This Securities Trading Policy.

Related Parties: Family members of Covered Individuals and any entity over which the Covered Individual or such other family members exercise or share investment control, such as a partnership or family trust. For purposes of this Policy, family members include a person’s (including through adoption) spouse, parents, grandparents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters- in-law and anyone, whether or not related, who shares such person’s home (other than domestic employees). Covered Individuals are responsible for the compliance of Related Parties.

Rule 10b5-1: Rule 10b5-1 under the Exchange Act.

SEC: The United States Securities and Exchange Commission.

Section 16 Officers: Those officers of BEI designated by the Board of Directors of BEI as officers of BEI for purposes of Section 16 of the Exchange Act.

Specified Persons: Directors, Section 16 Officers and certain other persons as the Board of Directors of BEI, the Chief Executive Officer, the Chief Financial Officer or the General Counsel may determine from time to time.

4
Requirements Applicable to Covered Individuals and Specified Persons
4.1
Trading on Inside Information is Prohibited

BEI’s common stock is traded on the NYSE under the symbol “BHE”. It is a serious violation of federal and state securities laws, and of Company policy, for any Covered Individual or any Related Party (as defined below) to:

a)
trade Equity Securities or any other Company Securities while in possession of Inside Information;
b)
engage in any other action to take advantage of such information; or
c)
pass it on to others.

These prohibitions also apply to information relating to any other company, including customers, partners or suppliers obtained in the course of your employment with, or service to, the Company.

Transactions that may be necessary or appear justifiable for independent reasons (such as the need to raise money for a personal emergency expenditure or making bona fide gifts of Company Securities) are not exceptions to this Policy. In addition, federal and state securities laws and this Policy apply regardless of the number of shares or the dollar amount of the transaction. The appearance of any improper transactions should also be avoided to preserve the Company’s reputation for adhering to the highest standards of ethical conduct.

Violations of insider trading rules can lead to severe penalties as discussed in more detail below.

4.1.1
Material Information

To protect the Company’s confidential business information and avoid even the appearance of impropriety, you should not disclose any information that could reasonably affect the price, either favorably or unfavorably, of Company Securities.

While it is not possible to provide an exhaustive list, the following are some of the types of information typically considered Material:

•
financial results or projections;
•
significant changes in financial results, cash flows or liquidity;
•
proposed mergers or acquisitions;
•
significant changes in strategy or objectives;
•
take-over bids or bids to buy back Company Securities;
•
changes in ownership that may affect control of the Company;
•
significant changes in management;
•
public or private issues of additional Company Securities;
•
significant changes in capital structure;
•
defaults or events of default under financings or other agreements;
•
actual or threatened litigation, or resolution of or changes in litigation;
•
declaration of dividends or a change in dividend policy;
•
significant new ventures;
•
entering into new material customer contracts;
•
the gain or loss of a significant customer or supplier;
•
significant milestones relating to the Company’s business;
•
cybersecurity risks and incidents, including vulnerabilities and breaches; and
•
significant regulatory developments or changes.
4.1.2
Non-public Information

Information about the Company that is not yet in general circulation should be considered Non-public. All information that a Covered Individual learns about the Company or its business plans in connection with his/her employment with or service to the Company is Non-public until publicly disclosed and the market has had time to digest the information (generally two trading days).

4.1.3
20-20 Hindsight

Covered Individuals’ securities transactions will be viewed after the fact with the benefit of hindsight. Consequently, even though you may not have traded on Inside Information, you may be required to prove that after being publicly accused and charged with a crime. As a result, before engaging in any transaction, Covered Individuals should carefully consider how regulators and others might view such a transaction in hindsight.

4.1.4
Transactions by Related Parties

The restrictions set forth in this Policy apply equally to family members of Covered Individuals and to any entity over which the Covered Individual or such other family members exercise or share investment control, such as a partnership or family trust. Such parties are collectively referred to in this Policy as Related Parties. For purposes of this Policy, Covered Individuals are responsible for the compliance of Related Parties.

4.1.5
Tipping Information to Others

Whether the information is proprietary information about the Company or Non-public information that could have an impact on the price of Company Securities, Covered Individuals must not pass such information on to others (either explicitly or by way of generally advising others to buy or sell Company Securities). The penalties discussed below apply whether or not Covered Individuals derive any benefit from another’s actions.

4.2
Trading During Blackout Periods is Prohibited

It is also a violation of this Policy for any Covered Individual or Related Party to purchase or sell Company Securities during the periods discussed below (each a Blackout Period):

4.2.1
Blackout Period for Quarterly and Annual Results

A Blackout Period will be in effect for a period that begins on the earlier of (i) the 16th day of the third month of each fiscal quarter of the Company, or (ii) the first day of the Company’s Monthly Operations Review conducted in the third month of each fiscal quarter, and the Blackout Period shall end at the beginning of the first day that follows two full days of trading after the release of BEI’s quarterly or annual results to the public. Thus, if BEI’s results are released before markets open on a Monday, Wednesday generally would be the first day on which Covered Individuals and Related Parties could trade. If BEI’s results are released after markets close on a Monday, Thursday generally would be the first day on which Covered Individuals and Related Parties could trade.

4.2.2
Blackout Period for Public Announcements of Material Information

Immediately after BEI makes a public announcement of other Material information,

BEI’s shareholders and the investing public should be afforded the time to receive the information and act upon it. As a general rule, Covered Individuals and Related Parties should not engage in any transactions until the beginning of the first day that follows two full days of trading after the information has been released.

4.2.3
Blackout Period for Anticipated Material Events

The Company may impose a suspension of trading because a Material event is anticipated (e.g., a financial development, merger, acquisition or any other significant Company action). In any such case, adequate notice from the Company will be provided to Covered Individuals to whom such suspension applies.

4.3
Additional Prohibited Transactions

Except as noted below, Covered Individuals must not engage in any of the following activities with respect to Company Securities—whether or not in possession of Inside Information:

4.3.1
Trading in Equity Securities on a Short-Term Basis

Any Equity Securities purchased by a Director or officer of BEI in the open market must be held for a minimum of six months and ideally longer. Other Covered Individuals should strongly consider this practice as well. This rule may not apply to certain types of transactions such as stock option exercises, the receipt of performance shares and the receipt of restricted shares; however, any such transactions should be discussed with the General Counsel to avoid potential problems.

4.3.2
Short Sales

Selling Company Securities short is not permitted. Selling short is the practice of selling borrowed securities, a technique used to speculate on a decline in the price of those securities.

4.3.3
Buying or Selling Puts, Calls or Derivatives

The purchase or sale of options of any kind, whether puts, calls or other derivative securities, related to Company Securities is not permitted. The speculative nature of the market for these financial instruments imposes timing considerations that are inconsistent with careful avoidance, or even the appearance of use, of Inside Information. A put is a right to sell a specific number of shares at a specified price by a certain date and is utilized in anticipation of a decline in the share price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the share price. A derivative is an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.

4.3.4
Pledges and Margin Accounts

No Director or officer of BEI may pledge Company Securities, purchase Company Securities on margin or incur any indebtedness secured by a margin or similar account in which Company Securities are held, without the prior approval of the Audit Committee of the Board of Directors of BEI; however, the foregoing restriction on purchasing

Company Securities on margin does not apply to the Cashless Exercise of Stock Options in accordance with this Policy. Other Covered Individuals should consider this practice as well.

4.4
Certain Exceptions

The following transactions are exempted from this Policy:

4.4.1
401(k) Contributions

The purchase of Company Securities pursuant to systematic contributions to the Company’s 401(k) retirement plan is exempt from this Policy. This Policy, however, does apply to an election to make an intra-plan transfer of an existing account balance into or out of the BEI stock fund.

4.4.2
Rule 10b5-1 Plans

A purchase, sale or gift of Company Securities in accordance with a trading plan adopted in good faith and in accordance with Rule 10b5-1 shall not be deemed to be a violation of this Policy even though such trade takes place during a Blackout Period or while the Covered Individual making such trade was aware of Inside Information. However, the trading plan, as well as any changes or amendments to it, must be adopted outside of a Blackout Period and at a time when the Covered Individual is not aware of Inside Information. A trading plan is a contract, instruction or written plan regarding the purchase, sale or gifting of securities, as more fully described in Rule 10b5-1(c). Each trading plan must be approved by the Clearance Officer within three days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments must have been approved by the Clearance Officer within three days in advance of such revision or amendment) to confirm compliance with this Policy and applicable securities laws.

Other than with respect to any Rule 10b5-1 trading plan adopted by a Specified Person, who shall be subject to the cooling-off period set forth under Section (e) of Appendix A attached hereto, trading under any Rule 10b5-1 trading plan adopted by a Covered Individual (and any modification thereto) shall not begin until a date at least 30 days following the plan adoption or modification date.

A Covered Individual may not adopt more than one Rule 10b5-1 trading plan to be in effect at any one time (subject to exceptions set forth in Rule 10b5-1(c)(ii)(D) under the Exchange Act). Furthermore, a Covered Individual may have only one single-trade plan during any consecutive 12-month period, except for sell-to-cover arrangements that are eligible for the exception under Rule 10b5-1(c)(ii)(D)(3). A single-trade plan is one that is “designed to effect” a trade in a single transaction.

Approval of a trading plan shall not be deemed a representation by the Company or its counsel that the plan complies with Rule 10b5-1, or an assumption by the Company or its counsel of any liability or responsibility to the individual or any other party if the plan does not comply with Rule 10b5-1.

4.4.3
Stock Option Exercise

The exercise of stock options issued by the Company (but not the sale of any shares issued upon such exercise or purchase) is exempt from this Policy. This Policy, however, applies to the Cashless Exercise of Stock Options.

4.5
Confidentiality Policy

The unauthorized disclosure of Non-public information about the Company, whether or not for the purpose of facilitating improper trading in Company Securities, could cause serious harm to the Company. Covered Individuals should treat all such information as confidential and proprietary to the Company. Covered Individuals should refrain from discussing Non-public information about the Company or developments within the Company with anyone outside the Company, except as required in the performance of their regular Company duties and for legitimate business reasons.

This provision applies specifically, but not exclusively, to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. Only certain designated officers may make communications on behalf of the Company. Unless an employee or Director is expressly authorized to do so, any inquiries of this nature should be referred to the Company’s Chief Executive Officer.

4.6
Consequences

The consequences of insider trading violations can be severe.

For individuals who trade on Inside Information (or tip information to others):

•
a civil penalty of up to 3x the profit gained or loss avoided;
•
a criminal fine of up to $5 million; and
•
a jail term of up to 20 years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

•
a civil penalty of the greater of $2.5 million and 3x the profit gained or loss avoided as a result of the employee’s violation; and
•
a criminal penalty of up to $25 million.

Moreover, failure to comply with Company policies or procedures may result in discipline by the Company, including possible termination of employment. In addition, as noted above, being publicly accused or charged, even if you are successful in your defense, is an unpleasant process and can tarnish your reputation and damage your career.

4.7
Assistance

The responsibility for adhering to this Policy and avoiding improper transactions rests with you as a Covered Individual. It is imperative that you use your best judgment.

Again, as noted above, the existence of a personal financial emergency does not excuse compliance with this Policy. If you have questions about specific transactions, please contact the Legal Department.

4.8
Acknowledgement

Covered Individuals may be required periodically to acknowledge their receipt of, and compliance with, this Policy.

5 Requirements Applicable to BEI

5.1 Trading on Inside Information Is Prohibited

It is the policy of the Company that BEI comply with all applicable securities laws. Accordingly, when transacting in its own securities BEI will not engage in transactions of BEI’s equity securities (as defined in the Exchange Act) while aware of Material Non-public information relating to the Company, except as follows.

5.1.1 Transactions with Employees, Officers and Directors

The Company is permitted to engage in transactions with plan participants pursuant to any equity incentive compensation plan, including transactions with grantees or holders of options, warrants, rights, and restricted stock units, whether time-based vesting or performance-based vesting, including the holder’s exercise, including Cashless Exercise of Stock Options, conversion, vesting, direct tax withholding, payment of exercise price, or other elections pursuant to a grant or award.

5.1.2 Transactions by the Company Pursuant to Rule 10b5-1 Plans

A purchase of Company Securities in accordance with a trading plan adopted in good faith and in accordance with Rule 10b5-1 shall not be deemed to be a violation of this Policy even though such trade takes place during a Blackout Period or while the Company was aware of Inside Information. However, the trading plan, as well as any changes or amendments to it, must be adopted outside of a Blackout Period and at a time when the Company is not aware of Inside Information.

5.2 Other Transactions

BEI is permitted to engaged in any transactions authorized by the Directors or any committee thereof at any time, upon consultation with the Clearance Officer, provided that that such transactions do not occur during a Blackout Period or while Company is aware of Material Non-public information.

Appendix A: Additional Securities Trading Policies and Procedures

These additional policies and procedures apply only to Specified Persons and supplement the Securities Trading Policy. All Specified Persons must strictly comply with these additional policies and procedures. Any questions regarding these additional policies and procedures should be directed to the Clearance Officer.

a)
Additional Pre-Clearance Requirement for Specified Persons

Before any Specified Person engages in any transaction involving Company Securities, including the gifting of any Company Securities, such Specified Person must pre-clear the proposed transaction with the Clearance Officer. Until the Clearance Officer provides pre-clearance for the proposed transaction, such Specified Person shall not execute any transaction. If the Specified Person receives pre-clearance, he or she will have until the end of four trading days following the day pre-clearance is received to execute the transaction. For example, if a Specified Person receives pre-clearance from the Clearance Officer on a Monday, the Specified Person generally will have until the end of trading on Friday to execute the transaction. If for any reason the transaction is not completed within this period of time, pre-clearance must be obtained again from the Clearance Officer before any transaction involving Company Securities can be executed.

Remember, even if a proposed transaction is pre-cleared, you are prohibited from trading (including gifting) any Company Securities while in possession of Inside Information relating to the Company.

b)
Specified Persons Must Pre-Clear All Transactions in Company Securities

The pre-clearance requirement applies not only to proposed purchases and sales of Company Securities, but to all potential changes in their beneficial ownership of Company Securities, including gifts to a charitable organization or transfers to a family trust.

c)
Specified Persons Must Pre-Clear All Transactions in Company Securities by Certain Family Members, Members of Their Household and Others They Financially Support

Under the securities laws, Company Securities held in the name of the spouse or minor children of a Specified Person will generally be regarded as beneficially owned by the Specified Person. In addition, Company Securities held in the name of other persons who are members of the Specified Person’s household or financially supported by the Specified Person (regardless of whether these other persons are related or unrelated to the Specified Person), will generally be regarded as beneficially owned by the Specified Person.

You must, therefore, pre-clear with the Clearance Officer any potential transactions in Company Securities held by you, your spouse, minor children and any other persons who are members of your household or financially supported by you (regardless of whether these other persons are related or unrelated to you).

d)
Directors and Section 16 Officers Must Continue To Pre-Clear All Proposed Transactions in Company Securities for Six Months from the Day They Cease To Be a Specified Person

If a Director or Section 16 Officer retires, resigns, is terminated or undergoes any other change in his or her relationship with the Company such that the person is no longer a Director or Section 16 Officer, that person must continue to pre-clear any proposed transaction in Company Securities with the Clearance Officer for six months from the day he or she ceases being a Director or Section 16 Officer unless otherwise indicated by the Clearance Officer. Certain reporting requirements may continue to apply during this period.

e)
Rule 10b5-1 Plans

Trading under any Rule 10b5-1 trading plan adopted by a Specified Person (and any modification thereto) shall not begin until the later of (i) a date at least 90 days following the plan adoption or modification date or (ii) the second business day after the disclosure of BEI’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted or modified.

A Rule 10b5-1 trading plan adopted by a Specified Person must include a representation certifying that, on the date of adoption of the plan, the Specified Person is not aware of any material, non-public information about the Company Securities or the Company, and the Specified Person is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

f)
Stock Ownership Reporting Requirements

One purpose of the pre-clearance requirement is to help Directors and Section 16 Officers comply with their reporting obligations. The Financial Reporting Department will assist in coordinating the preparation and filing of most forms. Directors or Section 16 Officer and their brokers should not file a Form 3, 4 or 5 described below without consulting with the Clearance Officer. They should, however, be generally familiar with the following reporting requirements:

1.
Section 16 Compliance

All Directors and Section 16 Officers are required under Section 16 of the Exchange Act to report their initial beneficial ownership,

and most changes to their beneficial ownership, of Equity Securities to the SEC. Reporting may also be required with respect to Equity Securities held in the name of the spouse, minor children and other persons who are members of the Director or Section 16 Officer’s household or financially supported by the Director or Section 16 Officer (regardless of whether these other persons are related or unrelated to the Director or Section 16 Officer). Reporting may also be required of Equity Securities held by a trust for which a Director or Section 16 Officer is a trustee or beneficiary, or Equity Securities held by a company in which such person has a controlling interest or a partnership in which such person has an interest. Reportable transactions include acquisitions and dispositions of Equity Securities through gifts, inheritances, stock option grants and exercises, and stock awards under incentive or bonus plans. Additionally, changes in the nature of such ownership (e.g., from direct to indirect) of Equity Securities, including through the transfer of shares to or from a trust, are likewise reportable.

The SEC requires three forms to be used by Directors and Section 16 Officers to satisfy these reporting requirements:

•
Form 3: Directors and Section 16 Officers must file a Form 3 with the SEC (even if they hold no Equity Securities) within 10 calendar days of becoming a Director or Section 16 Officer.
•
Form 4: Directors and Section 16 Officers must file a Form 4 with the SEC within two business days of most changes in their beneficial ownership of Equity Securities, or any changes in the beneficial ownership of others whose holdings may be attributed to them (e.g., the spouse, minor children or others as described above).
•
Form 5: Directors and Section 16 Officers may have to file a Form 5 with the SEC within 45 calendar days following the end of each fiscal year of the Company. Like all SEC reporting requirements, the requirements for filing a Form 5 are technical, and you should consult with the Clearance Officer to discuss these requirements as the end of the fiscal year approaches. You should be aware that a Form 5 is generally filed for holdings and transactions in Equity Securities that did not have to be previously reported, and/or those holdings and transactions that should have been previously reported but were not.

Each Director and Section 16 Officer may execute a power of attorney giving the Clearance Officer or his designee the authority to sign Forms 3, 4 and 5 on his or her behalf to facilitate timely filings.

2.
Section 16(b) Short-Swing Trading Disgorgement

Directors and Section 16 Officers are subject to Section 16(b) of the Exchange Act, which generally requires such persons to disgorge to the Company any short-swing profits deemed to be realized from a matching purchase and sale or sale and purchase of Company Securities effected within a period of less than six months.

3.
Form 144 Notices

If required, a Form 144 notice must be filled out and filed with the SEC by the individual/brokerage firm in accordance with the existing rules regarding Form 144 notices.

4.
Rule 10b5-1 Trading Plans

With respect to transactions executed under a Rule 10b5-1 trading plan, a footnote at the bottom of a Form 144 notice should indicate that the trades “are in accordance with a trading plan that complies with Rule 10b5-1 and was adopted on .” A Form 4 for a Director or Section 16 Officer must be filed before the end of the second business day following the date that any transaction under his or her Rule 10b5-1 trading plan is executed. The checkbox on such Form 4 indicating that the reported transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1 should be checked.

g)
Filing Responsibilities

While the policies and procedures set forth above are intended to help Directors and Section 16 Officers comply with the requirements of the federal securities laws, Directors and Section 16 Officers should recognize that legally it remains their obligation to see that their filings are made correctly and on time, and that they do not engage in unlawful short-swing or insider-trading transactions.